                                                                  EXHIBIT 4(b)


          [Letterhead of The Variable Annuity Life Insurance Company]

                              Herein called VALIC

                                Houston, Texas

[LOGO]
*An American General Company

Agrees to pay benefits as provided herein with respect to any person insured hereunder as an employee of



This contract is issued to



                       (Herein called the Contract Owner)

in consideration of the application therefore and of the payment by the Contract Owner of contributions as provided herein.

The Effective Date of this contract is

This contract is delivered in                      and is subject to the laws
of that jurisdiction.

Provisions contained in subsequent pages hereof form a part of this contract as fully as if recited in their entirety over the signature hereto affixed.

IN WITNESS WHEREOF, VALIC has caused this contract to be executed at its Home
Office in Houston, Texas, this         day of           19


Countersigned


 /s/ CYNTHIA A. TOLES                        /s/ THOMAS WEST
-------------------------                  -----------------------------
      Secretary                                  President


                       Group Retirement Annuity Contract
                      Active Life Fund in Separate Account
                              and General Account
                             Individual Allocations


                                   [SPECIMEN]

Group Annuity Contract No.

                               TABLE OF CONTENTS



SECTION                                                                          PAGE
-------                                                                          ----
       ARTICLE I - DEFINITION OF CERTAIN TERMS.................................    2
       ARTICLE II - RETIREMENT ANNUITY PROVISIONS..............................    3
2.01   Notice to Effect an Annuity.............................................    3
2.02   Optional Annuity Forms..................................................    3
2.03   Allocation of Annuities,  Variable and Fixed Annuities..................    3
       A.  Variable Annuity....................................................    3
       B.  Fixed Dollar Annuity................................................    3

                                     TABLES
2.04   Description of Tables...................................................    4
       Options A, B, C, D and E................................................    4
2.05   Frequency of Payments...................................................    4
       ARTICLE III - CONTRIBUTIONS, VALUATION, AND DISCONTINUANCE..............    5

                                 CONTRIBUTIONS
3.01   Contributions...........................................................    5
3.02   Application of Contributions............................................    5
3.03   Participant's Individual Accounts, Inactive Participants................    5
3.04   Active Life Fund........................................................    5

                                   VALUATION
3.05   Net Investment Rate and Net Investment Factor...........................    5
3.06   Accumulation Unit Value.................................................    5
3.07   Annuity Unit Value......................................................    6
3.08   Additional Units, Experience Rating.....................................    6

                        DISCONTINUANCE OF CONTRIBUTIONS
3.09   Suspension..............................................................    6
3.10   Change to Paid-Up Contract..............................................    6
3.11   Transfer of Active Life Fund............................................    6
       ARTICLE IV - GENERAL PROVISION..........................................    7
4.01   Change of Contract by VALIC.............................................    7
4.02   Change of Contract by Mutual Agreement - Retroactive Changes............    7
4.03   Contract................................................................    7
4.04   Individual Certificates.................................................    7
4.05   Designation of Beneficiary..............................................    7
4.06   Facility of Payment.....................................................    7
4.07   Evidence of Survival....................................................    8
4.08   Misstatements and Adjustments...........................................    8
4.09   Assignments.............................................................    8
4.10   Basis of Reserves.......................................................    8
4.11   Termination of Contract.................................................    8
4.12   Data to be Furnished to VALIC...........................................    8
4.13   Relation of this Contract to the Separate Account.......................    8
       ARTICLE V - THE PLAN....................................................    9
5.01   Plan Description........................................................    9
5.02   Eligibility.............................................................    9
5.03   Annuity Commencement Date................................................   9
5.04   Annuity Benefits, Election of Optional Annuities........................    9
5.05   Death Benefit...........................................................    9
5.06   Termination Benefits....................................................    9
5.07   Contributions by Contract Owner.........................................    9
5.08   Rates of Contribution...................................................    9
5.09   Allocation of Contributions.............................................    9
5.10   Vesting.................................................................    9


                                   [SPECIMEN]

                                   ARTICLE I
                          DEFINITION OF CERTAIN TERMS

1. CONTRACT ANNIVERSARY -- any anniversary of the Effective Date of the Contract.

2. CONTRACT YEAR -- the period of 12 months commencing with Effective Date hereof.

3.  PLAN -- the retirement plan described or defined in Article V.

4.  PARTICIPANT -- an eligible employee who participates in the Plan.

5. ANNUITANT -- a Participant who is receiving retirement annuity payments hereunder.

6. INACTIVE PARTICIPANT -- a Participant for whom contributions have ceased before his Annuity Commencement Date, but whose Individual Account is not terminated at such time.

7. PARTICIPANT'S INDIVIDUAL ACCOUNT -- the sum of the accumulation units credited to a Participant.

8. RETIREMENT ANNUITY -- a series of income payments purchased under this Contract for a Participant by application of the dollar value of the accumulation units in his Individual Account.

9. ANNUITY COMMENCEMENT DATE -- the date on which retirements annuity payments commence under the terms of the Plan.

10. ACTIVE LIFE FUND -- the fund maintained by VALIC with respect to this Contract.

11. SEPARATE ACCOUNT -- those assets of VALIC in the separate account established by VALIC pursuant to Article 3.72 of the Insurance Code of the State of Texas, for this class of contracts which provides variable benefits.

12. GENERAL ACCOUNT -- all assets of VALIC other than those in the Separate Account.


                                   [SPECIMEN]

                                  ARTICLE II
                        RETIREMENT ANNUITY PROVISIONS


SECTION 2.01 -- NOTICE TO EFFECT AN ANNUITY. When a Participant is eligible for Retirement Annuity payments in accordance with the Plan, the Contract Owner shall notify VALIC to effect an annuity for such Participant, and on the date such annuity is to commence, VALIC shall allocate all accumulation units in the Participant's Individual Account, reduced by any applicable premium taxes, and apply them to provide a Retirement Annuity on any one of the Optional Annuity Forms. In the absence of written notice of election by the Participant in accordance with the Plan, and given to VALIC at least 30 days prior to the date annuity payments are to commence, the Retirement Annuity will be a Life Annuity with 120 Monthly Payments Guaranteed as described in Option B of Section 2.02.

SECTION 2.02 -- OPTIONAL ANNUITY FORMS

OPTION A -- LIFE ANNUITY -- An annuity payable monthly during the lifetime of an Annuitant, ceasing with the last payment due prior to the death of the Annuitant.

OPTION B -- LIFE ANNUITY WITH 60, 120 OR 180 MONTHLY PAYMENTS GUARANTEED -- An annuity payable monthly during the lifetime of an Annuitant, with a guarantee that if, at the death of the Annuitant, payments have been made for less than 60, 120 or 180 months as selected, annuity payments will be continued thereafter to a beneficiary designated by the Participant during the remainder of said period. If a beneficiary dies while receiving annuity payments, the then present value of the current dollar amount of the remaining guaranteed number of annuity payments, commuted on the basis of 3 1/2% Interest compounded annually, shall be paid in a lump sum to the estate of the beneficiary

OPTION C -- UNIT REFUND LIFE ANNUITY -- An annuity payable monthly during the lifetime of the Annuitant, ceasing with the last payment due prior to the death of the Annuitant, provided that, at the death of the payee, the beneficiary will receive an additional payment of the then dollar value of the number of annuity units equal to the excess, if any, of (a) over (b) where (a) is the total amount applied under the option divided by the annuity unit value at the effective date of annuity payments and (b) is the number of annuity units represented by each payment multiplied by the number of payments made.

OPTION D -- JOINT AND LAST SURVIVOR ANNUITY -- An annuity payable monthly during the joint lifetime of the Annuitant and a designated second person and thereafter during the remaining lifetime of the survivor.

The first payment under any of these options will be determined in accordance with Section 2.04. No payments will be made under any of these options prior to receipt by VALIC of satisfactory evidence of the date of birth of the Annuitant and any joint annuitant.

OPTION E -- PAYMENT FOR A DESIGNATED PERIOD -- An amount payable monthly for the number of years selected, which may be from 1 to 15 years.

SECTION 2.03 -- ALLOCATION OF ANNUITY, VARIABLE AND FIXED ANNUITIES. In the absence of any notification of the Contract Owner to the contrary, when a Retirement Annuity is effected for a Participant, General Account accumulation units in the Participant's Individual Account will be used to provide a fixed dollar annuity (annuity units in the General Account) and Separate Account accumulation units will provide a variable annuity (annuity units in the Separate Account).

A. VARIABLE ANNUITY -- A variable annuity is an annuity with payments varying in amount in accordance with the net investment result of the Separate Account as described in the Valuation Provision of Article III. After the first monthly payment for a variable annuity has been determined in accordance with the provisions of the Contract, a number of Separate Account annuity units is determined by dividing the first monthly payment by the Separate Account annuity unit value at the effective date of the annuity payments. Once variable annuity payments have begun, the number of annuity units remains fixed.

The dollar amount of the second and subsequent variable annuity payments is not predetermined and may change from month to month. The actual amount of each variable annuity payment after the first is determined by multiplying the number of Separate Account annuity units by the Separate Account annuity unit value as described in the Valuation Provisions for the calendar month in which the payment is due.

VALIC guarantees that the dollar amount of variable annuity payments shall not be affected by variation in the actual mortality experience of payees from the mortality assumption, including any age adjustments, as used in determining the first monthly payment.

B. FIXED DOLLAR ANNUITY -- A fixed dollar annuity is an annuity with payments which remain fixed as to dollar amount throughout the payment period. As in the case of the variable annuity, a number of annuity units is determined when payments commence. Since the General Account annuity unit value is always $1.00, payments after the first will never be less than the first monthly payment.

VALIC may, from time to time, by action of its Board of Directors, increase the number of General Account annuity units, to the extent that such units are applicable to a guaranteed period of benefits, and the value of such additional units will be payable only during the guaranteed period.



                                  [SPECIMEN]

                                     TABLES

SECTION 2.04 - DESCRIPTION OF TABLES. The Tables contained herein show the dollar value of accumulation units required to purchase a first monthly payment of $1.00, and the accumulation units applied to effect an annuity for an Annuitant will be at the accumulation unit value on the tenth day immediately preceding the date annuity payments commence. Amounts shown in the Tables are based on the Progressive Annuity Table with interest at the rate of 3 1/2% per annum and assume births in the year 1900. The amount of each payment will depend upon the sex of the Annuitant and the Annuitant's adjusted age at the time the first payment is due, where adjusted age shall be determined in accordance with the following:

Calendar Year of Birth        Before 1901    1901-1915     1916 -1935    1936-1955    1956-1975
Adjusted Age is Actual Age      plus 1        minus 0        minus 1       minus 2      minus 3

Actual Age, as used above, shall mean nearest birthday at the time the first payment is due.

If it would produce greater benefits, VALIC agrees that the first monthly payment to an Annuitant will be determined on the same mortality and interest basis used in determining rates for immediate annuities then being issued for this class of Annuitant.

       DOLLAR VALUE OF ACCUMULATION UNITS REQUIRED TO PURCHASE AN ANNUITY
                      WITH A FIRST MONTHLY PAYMENT OF $1.00

Options A, B and C - Single Life Annuities

      Adjusted Age                             Monthly Payments Guaranteed
      ------------              ------------------------------------------------------------
    Male           Female        None              60             120               180              Unit Refund
------------      ----------    -------          -------       ----------        -----------         ------------
     50              54         $210.85          $211.36       $213.06            $216.23              $220.90
     51              55          206.73           207.30        209.18             212.68               217.38
     52              56          202.54           203.17        205.26             209.12               213.91
     53              57          198.27           198.97        201.28             205.55               210.30
     54              58          193.93           194.70        197.26             201.96               206.62
     55              59          189.51           190.37        193.20             198.39               202.99
     56              60          185.03           185.98        189.11             194.82               199.23
     57              61          180.48           181.54        185.00             191.28               195.40
     58              62          175.87           177.04        180.87             187.77               191.64
     59              63          171.21           172.50        176.73             184.31               187.75
     60              64          166.49           167.93        172.59             180.91               183.78
     61              65          161.73           163.32        168.47             177.58               179.90
     62              66          156.93           158.69        164.37             174.34               175.90
     63              67          152.09           154.05        160.30             171.19               171.81
     64              68          147.23           149.40        156.28             168.16               167.86
     65              69          142.35           144.75        152.31             165.25               163.76
     66              70          137.46           140.11        148.42             162.48               159.58
     67              71          132.57           135.50        144.62             159.86               155.59
     68              72          127.67           130.91        140.92             157.40               151.42
     69              73          122.79           126.37        137.32             155.12               147.16
     70              74          117.93           121.89        133.86             153.01               143.19
     71              75          113.11           117.47        130.54             151.09               138.97
     72              76          108.32           113.13        127.37             149.36               134.66
     73              77          103.57           108.88        124.37             147.82               130.74
     74              78           98.89           104.73        121.55             146.46               126.52
     75              79           94.27           100.69        118.92             145.29               122.18

Option D - Joint and Last Survivor Annuity


                                                            Adjusted Age of Annuitant
    Adjusted Age of                 -----------------------------------------------------------------------
  Secondary Annuitant                   M-51      M-56      M-58      M-61      M-63      M-66      M-71
    Male           Female               F-55      F-60      F-62      F-65      F-67      F-70      F-75
------------      ----------        ----------  --------  --------  --------  --------  --------  ---------
     50             54               $237.79     $229.86   $227.15   $223.59   $221.57   $218.92   $215.73
     55             59                229.05      218.34    214.55    209.38    206.35    202.42    197.39
     57             61                225.97      214.14    209.85    204.01    200.50    195.93    190.01
     60             64                221.91      208.43    203.38    196.39    192.18    186.50    179.02
     62             66                219.55      204.99    199.50    191.72    186.96    180.56    171.88
     65             69                216.52      200.49    194.31    185.42    179.85    172.21    161.64
     70             74                212.71      194.65    187.42    176.84    170.06    160.43    146.43

Option E - Payment for a Designated Period

          Years of Payment                        Years of Payment                        Years of Payment
          ----------------                        ----------------                        ----------------
               1                   $ 11.81             6                   $ 65.15             11                  $110.01
               2                     23.23             7                     74.74             12                   118.20
               3                     34.26             8                     84.03             13                   125.94
               4                     44.90             9                     93.02             14                   133.51
               5                     55.19            10                    101.73             15                   140.85

SECTION 2.05 - FREQUENCY OF PAYMENTS. Annuity payments under this Contract will be made monthly, except that, if such payments would amount to less than $25 each, VALIC reserves the right to make payment at less frequent intervals; provided, however, that if at any time the annual rate of payment to any payee is less than $100, VALIC may make such other settlement as may be equitable to the Annuitant.


                                   [SPECIMEN]

                                  ARTICLE III

                  CONTRIBUTIONS, VALUATION, AND DISCONTINUANCE

                                 CONTRIBUTIONS

SECTION 3.01 -- CONTRIBUTIONS. Each Contract Year VALIC shall receive such contributions from the Contract Owner as are made in accordance with the requirements of the Plan. Such contributions will be applied by VALIC to provide accumulation units for each Participant in accordance with Section 3.02 and the instructions of the Contract Owner.

SECTION 3.02 -- APPLICATION OF CONTRIBUTIONS. The net contribution shall be equal to the total contribution less 5% thereof and less any premium taxes applicable at the time each contribution is received by VALIC. The net contribution shall be applied as of the end of the valuation period in which the payment is received by VALIC, to provide accumulation units on the basis of the then current value of such units, such application being made separately for net contributions allocated to the General Account and the Separate Account.

The number of accumulation units provided in each Account and credited to a Participant's individual Account by any such application shall be determined by dividing the net contribution for that Account applicable to that Participant by the dollar value of one accumulation unit in that Account. The number of accumulation units so determined will not be affected by any subsequent changes in the dollar value of the accumulation units. The dollar value of an accumulation unit in the General Account will increase uniformly each valuation period; the value of an accumulation unit in the Separate Account may vary from one valuation period to the next.

SECTION 3.03 -- PARTICIPANT'S INDIVIDUAL ACCOUNT, INACTIVE PARTICIPANTS. A Participant's Individual Account under this Contract shall, at any time, consist of a number of accumulation units equal to the number provided by the application of the net contributions described in Section 3.02 in accordance with the Plan, plus any additional units credited in accordance with Section 3.08.

If for any reason whatever, contributions cease for a Participant before his Annuity Commencement Date, the Contract Owner will notify VALIC as to the manner in which the then value of the Participant's Individual Account is to be disbursed.

As of the day a Participant becomes an Inactive Participant, the number of accumulation units to be continued in his Individual Account shall be determined in accordance with instructions from the Contract Owner, and such number will remain constant until an annuity is purchased for such inactive Participant on his Annuity Commencement Date, except for any additional units credited in accordance with Section 3.08.

SECTION 3.04 -- ACTIVE LIFE FUND. The Active Life Fund under this Contract shall, at any time, consist of the sum of all Participants' Individual Accounts, plus all Inactive Participant's Individual Accounts. At least once in each Contract Year after the first, VALIC shall inform the Contract Owner of the then dollar value of an accumulation unit, and the number of such units in the Active Life Fund.

                                   VALUATION

SECTION 3.05 -- NET INVESTMENT RATE AND NET INVESTMENT FACTOR.

(a) The net investment rate for any period for the General Account is guaranteed, and is equivalent to an investment rate of 3 1/2% compounded annually.

(b) The net investment rate for any valuation period for the Separate Account is equal to the gross investment rate for that Account for said period less a margin deduction computed for the period at the rate of .0000394 per day of said period and less any applicable income taxes. Such gross investment rate shall be computed on each day during which the New York Stock Exchange is open for trading, not less frequently than once daily as of the time of the close of trading on such Exchange, and shall cover the valuation period since the next prior computation. Such gross investment rate is equal to (i) the investment income and capital gains and losses, both realized and unrealized, on the assets of the Separate Account during said period, divided by (ii) the amount of such assets at the beginning of said period. Such gross investment rate may be either positive or negative.

SECTION 3.06 -- ACCUMULATION UNIT VALUE. The value of a Separate Account accumulation unit on December 31, 1960 was fixed at $1.00. The value of a General Account accumulation unit on July 31, 1969 was fixed at $1.00. The value of an accumulation unit in each Account for any valuation period is determined by multiplying such value for the immediately preceding valuation period by the net investment factor for that Account for the current valuation period.

                                   [SPECIMEN]

SECTION 3.07 -- ANNUITY UNIT VALUE. The value of the General Account annuity unit is fixed at $1.00. The value of the Separate Account annuity unit for February 1961 was fixed at $1.00 and for subsequent periods is determined by multiplying the value of the Separate Account Annuity Unit for the preceding period by the product of (a) .9999 and (b) the Net Investment Factor of the Separate Account for the tenth day immediately preceding the period for which the value is being calculated.

SECTION 3.08 -- ADDITIONAL UNITS, EXPERIENCE RATING. Each month during the first 10 Contract Years, VALIC will increase the number of General Account accumulation units by a number which is equivalent to a 1/2% additional net investment rate per annum. By action of its Directors, VALIC may credit additional General Account accumulation units at any time.

This Contract is subject to experience rating by VALIC with respect to any Participant's Individual Account.

                        DISCONTINUANCE OF CONTRIBUTIONS

SECTION 3.09 -- SUSPENSION. This Contract may be suspended by VALIC on a Contract Anniversary if:

(a) The Contract Owner gives prior written notice to VALIC that another insurance company will be permitted to install a Tax Deferred Annuity Program qualified under Section 403(b) of the Internal Revenue Code.

(b) The Contract Owner fails to assent to any modification of this Contract initiated by VALIC as provided in Section 4.01, which modification would have been effective on that Contract Anniversary.

This Contract may also be suspended, or terminated as to new Participants, upon written notice by the Contract Owner given to VALIC at its Home Office 90 days in advance of the effective date of such suspension.

Effective with such suspension, no new Participants may enter the Plan but further contributions will be accepted by VALIC under the Contract as they are applicable to Participants in the Plan prior to such suspension.

SECTION 3.10 -- CHANGE TO PAID-UP CONTRACT. This contract shall become paid-up automatically on a Contract Anniversary if:

(a) During the Contract Year immediately preceding such anniversary, the Contract Owner shall have failed to remit to VALIC contributions as provided in the Plan, or has given written notice at lease 90 days in advance of its intention to discontinue all contributions on such anniversary.

(b) VALIC has given written notice to the Contract Owner of suspension because the total number of active Participants at any time is less than 25.

Effective with such change to a paid-up contract, no further contributions of any kind shall be accepted by VALIC, and each Participant remaining in the Plan shall be considered an inactive Participant until his Annuity Commencement Date.

SECTION 3.11 -- TRANSFER OF ACTIVE LIFE FUND. This Contract may not be assigned nor may the Active Life Fund be transferred.



                                   [SPECIMEN]

                                   ARTICLE IV

                               GENERAL PROVISIONS


SECTION 4.01 -- CHANGE OF CONTRACT BY VALIC. On the first anniversary of the Effective Date and the first day of any Contract Year thereafter, VALIC, upon written notice given 90 days in advance to the Contract Owner, may, from time to time, change any or all of the terms of this Contract, provided that (a) any such change will not affect in any way the amount or terms of any Retirement Annuity purchased prior to the effective date of such change and (b) any such change shall not affect Sections 2.04, 3.02, 3.05, 3.06, 3.07 and 3.08 as they apply to accumulation unit purchases by contributions made on behalf of Participants who were in the Plan prior to the effective date of such change to the extent that such contributions in any year are not in excess of twice the first annual contributions made on behalf of such Participant.

SECTION 4.02 -- CHANGE OF CONTRACT BY MUTUAL AGREEMENT -- RETROACTIVE CHANGES

A. By agreement in writing, the Contract Owner and VALIC may change, from time to time, any or all of the terms of this Contract provided that any such change will not in any way affect the amount or terms of any Retirement Annuity already purchased prior to the effective date of such change.

B. Notwithstanding any of the terms of this Contract, the Contract Owner and VALIC, by an agreement in writing on any date agreed upon by the Contract Owner and VALIC may change, from time to time, any or all terms of this Contract if it is deemed advisable to do so in order to conform the Contract to requirements of Section 403 of the Federal Internal Revenue Code or such section or sections as may from time to time revise or replace said Section 403.

C. Consent of any Participant or beneficiary shall not be requisite to any change in this Contract.

SECTION 4.03 -- CONTRACT. This Contract and the application of the Contract Owner, a copy of which is attached hereto and made a part hereof, will constitute the entire Contract. All statements made by the Contract Owner will be deemed representations and not warranties, and no statement will void any payment under this Contract or be used in defense of a claim unless it is contained in the application of the Contract Owner. Only the President, a Vice President, the Secretary or an Assistant Secretary has power on behalf of VALIC to make or modify this Contract.

SECTION 4.04 -- INDIVIDUAL CERTIFICATES. VALIC shall issue a certificate to the Contract Owner for delivery to each Participant. Each such certificate shall set forth in substance the benefits to which such Participant is entitled under this Contract. Certificates described in this section shall not constitute a part of this Contract.

SECTION 4.05 -- DESIGNATION OF BENEFICIARY. Each Participant shall have the sole right to designate the beneficiary to which any death benefit hereunder will be payable and, from time to time, without the consent of such beneficiary, change the beneficiary designated by filing written notice of such change with VALIC on a written form satisfactory to VALIC. After such notice is so filed the change will relate back to and take effect as of the date the Participant signed such written notice, whether or not the Participant is living on the date such notice is received by VALIC, but without prejudice to VALIC on account of any payment made by it before such notice. If at the death of a Participant there is more than one beneficiary designated and in such designation the Participant has failed to specify their respective interests, the beneficiaries will share equally. If any designated beneficiary predeceases the Participant the rights and interests of such beneficiary will thereupon terminate.

In the event the designated beneficiary predeceases the Participant or if no beneficiary has been named, the amount of any death benefit will be paid to the executors or administrators of the Participant's estate except that VALIC may in such case, as its option, pay such amount to the wife or the husband, if living; if not living, in equal shares to the then living children of the Participant; if none, to either parent of the Participant, or to both equally, if both are living; if neither parent is living, equal shares to the then living brothers and sisters of such Participant.

SECTION 4.06 -- FACILITY OF PAYMENT. If any payee under this Contract is, in the opinion of VALIC, physically or mentally incapable of giving valid receipt and discharge for any payment due under this Contract, then VALIC may, at its option, make payment thereof in installments of not more than $50 per month to the person or persons who, in its opinion, are caring for and supporting such payee until claim is made by a duly appointed guardian or other legal representative of such payee. Payment to such person or persons will constitute a complete discharge of the liability of VALIC to the extent of such payments and it will assume no responsibility for the proper application of the money paid.

                                   [SPECIMEN]

SECTION 4.07 -- EVIDENCE OF SURVIVAL. VALIC will have the right to require of any person entitled to a payment under this Contract, satisfactory evidence that he is living on each and every date when such payment is due.

SECTION 4.08 -- MISSTATEMENTS AND ADJUSTMENTS. If the age, sex or any other relevant fact relating to any person is found to be misstated, the amount of annuity payable by VALIC shall be that which is provided by the number of accumulation units allocated to effect such annuity on the basis of the corrected information without changing the date of first payment of such annuity, unless an equitable adjustment satisfactory to the Contract owner and VALIC is made with respect to such misstatement.

Any adjustment made in accordance with this Section shall be conclusive upon any person affected thereby. The dollar amount of any underpayment made by VALIC shall be paid in full on the next payment due such person. The dollar amount of any overpayment by VALIC due to any misstatement shall be deducted from amounts thereafter otherwise payable to such person. If there are no further payments due such person, or if the total of such deductions made is less than the overpayments, any remainder of such overpayments shall be charged against the value of any experience credits becoming available thereafter.

SECTION 4.09 -- ASSIGNMENTS. Except insofar as may be contrary to any applicable laws, all payments under this Contract of benefits arising under the Plan are not assignable nor subject to any claims of any creditor.

No assignment of this Contract will be binding on VALIC unless and until such assignment is accepted by VALIC at its Home Office.


SECTION 4.10 -- BASIS OF RESERVES. Reserves held under this Contract will be at least equal to 100% of Active Life Fund, plus the reserve for such Retirement Annuities as have been purchased under this Contract. The dollar amount of the reserve held for the Active Life Fund shall be the dollar value, as of such date, of the accumulation units then constituting the Active Life Fund plus the required reserve for any guaranteed minimum death benefit. The dollar amount of the reserves at the end of any month for one unit of annuity purchased under this Contract shall be at least equal to the reserve for a similar fixed annuity of $1.00 payable at like times, determined on the same actuarial basis as the tables set forth in Article II hereof, multiplied by the dollar value of an annuity unit for the second month following the date of determination.

SECTION 4.11 -- TERMINATION OF CONTRACT. This Contract will terminate at the close of the first day upon which the performance and fulfillment by VALIC of all its duties and obligations arising hereunder have been completed.

SECTION 4.12 -- DATA TO BE FURNISHED TO VALIC. The Contract Owner shall furnish all information which VALIC may reasonably require for the administration of this Contract. If the Contract Owner cannot furnish any required item of information, VALIC may request the person concerned to furnish such information. VALIC shall not be liable for the fulfillment of any obligations in any way dependent on such information until it receives such information in form satisfactory to it.

Information furnished to VALIC may be corrected for demonstrated errors therein unless VALIC has already acted to its prejudice by relying on such information. Any records prepared by VALIC from information furnished to VALIC as described above shall constitute prima facie evidence as to the truth of the information recorded thereon.

SECTION 4.13 -- RELATION OF THIS CONTRACT TO THE SEPARATE ACCOUNT. VALIC shall have exclusive and absolute ownership and control of the assets of both its General Account and its Separate Account. Neither the Contract owner nor any Participant shall have any individual or equitable ownership of any investments or other assets of either of said Accounts and the records and accounts kept by VALIC in connection with this Contract shall not be deemed to constitute any recognition of any ownership by the Contract Owner or any Participant of any portion of any said Accounts. All funds attributable to this Contract and becoming part of either Account shall be invested or reinvested by VALIC in such class or classes of investments, and to such extent as VALIC at its sole discretion may determine. The method of determination by VALIC of the value of an accumulation unit will be conclusive upon the Contract Owner and any Participant.




                                   [SPECIMEN]

                                   ARTICLE V
                                    THE PLAN


SECTION 5.01 -- PLAN DESCRIPTION -- The Plan shall mean the Voluntary retirement Annuity Plan for employees of ______ together with all amendments thereto, which Plan shall be a part of this Contract and effective on the effective date of the Contract.

SECTION 5.02 -- ELIGIBILITY -- All full-time employees of _____ are eligible to become Participants in the Plan. After the first Contract Year, any employee who does not enroll within 60 days of becoming eligible, may enroll only on a subsequent Contract Anniversary.

SECTION 5.03 -- ANNUITY COMMENCEMENT DATE -- The date elected by the participant for the commencement of annuity payments. Such date may be the first day of any calendar month following the Participant's 50th birthday but may not be later than the Participant's 75th birthday.

SECTION 5.04 -- ANNUITY BENEFITS, ELECTION OF OPTIONAL ANNUITIES -- The Retirement Annuity payments commencing on the Annuity Commencement Date will be determined by applying the dollar value of a Participant's Individual account as of that date to the table shown in Article II. A Participant may elect to have his payments made under any of the optional annuity forms provided such election is received by VALIC at least 30 days prior to his Annuity Commencement Date.

A Participant may elect to have any portion of his Individual Account applied to provide either a variable annuity or a fixed dollar annuity or a combination of both; provided that where a transfer of accumulation units from one Account to the other is required, such election must be received by VALIC at least one year prior to the Annuity Commencement Date and the first payment provided by each account must be at least $25. Upon receipt of notification of an election which will require a transfer of units, VALIC will transfer in approximately equal amounts at the end of each month, the number of accumulation units required to provide such benefits.

SECTION 5.05 -- DEATH BENEFIT -- In the event of the death of a Participant before Retirement Annuity payments commence, the beneficiary of the Participant will receive the accumulated value of his Individual Account determined within 30 days of the date of death, or if greater, 100% of all contributions made on behalf of the Participant. This death benefit may be taken in one lump sum or under any of the settlement options available in VALIC's Individual annuities then being issued.

SECTION 5.06 -- TERMINATION BENEFITS -- Upon termination of participation in the Plan, the Participant:

(a) if he is at least 50 years of age, may elect to have the accumulated value of his Individual Account applied to provide Retirement Annuity payments under one of the annuity forms described in Article II.

(b) may elect to leave his accumulated value in the Contract, in which case the number of accumulation units in his Individual Account will remain fixed unless increased in accordance with Section 3.08, but the value thereof will vary as described in Article III;

(c) may elect to receive the accumulated value of his Individual Account on the basis of the accumulation unit value determined with 30 days of his application for surrender;

(d) may elect to convert to an individual annuity contract of the form then currently issued for this class of Annuitant, at a duration equivalent to the number of full years he has been in the Plan. If the method of determining accumulation unit values in the individual contract is the same as set forth in Sections 3.05, 3.06 and 3.07 of this Contract, then all accumulation units in the Participant's Individual Account will be transferred to the individual contract and become the initial value thereunder. If any accumulation units are not transferred to the individual contract, they will be retained in the Contract unless the Participant makes election to the contrary.

(e) May take a part of the accumulated value of his Individual Account and continue to participate in the Plan provided

    (i) the amount taken must be at least $300 and must leave a remaining balance of at least $300, and
    (ii) only one such withdrawal may be made in any twelve-month period.

SECTION 5.07 -- CONTRIBUTIONS BY CONTRACT OWNER -- Once each month the Contract Owner will remit to VALIC all contributions required on behalf of the Participant for that month in accordance with the individual agreements between the Contract Owner and the Individual Participant.

SECTION 5.08 -- RATES OF CONTRIBUTION -- The rate of contribution shall be specified for each Participant by the Contract Owner and shall not be less than $15.00 per month in a single account or $25.00 per month for a combination benefit. The Contract Owner may elect to modify his rate of contribution with respect to any Participant on any Contract Anniversary, and if contributions on behalf of a given Participant are suspended and the Individual Account is not withdrawn, contributions may be resumed on any Contract Anniversary following one full year of suspended contributions.

SECTION 5.09 -- ALLOCATION OF CONTRIBUTIONS -- The Contract Owner will specify in the case of each Participant what portion of the contributions with respect to that Participant will be allocated to the Separate Account and what portion will be allocated to the General account. A Participant may elect allocation of 100%, 80%, 65% or 50% in either account with the balance being allocated in the other account, but may not make an election which would result in an allocation of less than $10 per month to either Account.

SECTION 5.10 -- VESTING -- While the Employer will hold the Contract, each Participant will at all times have a 100% vested an non-forfeitable interest in his Individual Account.


                                   [SPECIMEN]

                                     RIDER


Attached to and made a part of Group Contract No. GUP-64 as of the effective date of the policy.

Section 2.02 -- Optional Annuity Forms is amended by adding the following:

Level Payment Varying Annually. An alternative mode of payment may be used in combination with one of the four variable annuity options. Fixed annuity payments will be made monthly during each annuity year at a level determined for that year based on the investment performance of the Separate Account.

The amount of the annual variable annuity payments shall be determined in the same manner as monthly variable annuity payments except that annual rather than monthly purchase rates are used. The amount of this first annual variable annuity payment is divided by the then annuity unit value to determine the number of annuity units in each subsequent annual variable annuity payment. In any subsequent annuity year, the dollar amount of the annual variable annuity payment is determined by multiplying this constant number of annuity units by the then annuity unit value.

The amount of each certain monthly payment during a given annuity year shall be no less than the annual variable annuity payment otherwise payable times
 .084654, which includes an interest element of 3 1/2%. This factor may be changed at the sole discretion of VALIC to reflect an interest rate greater than 3 1/2%.

If an Annuitant dies prior to receiving all twelve payments during any one annuity year, the payments remaining during that annuity year will be paid either to his estate or the named Beneficiary.

Section 2.06 -- Assumed Investment Rate -- Separate account

Each Annuitant may select an Assumed Investment Rate permitted by state law or regulations other than the 3 1/2% rate described in the Contract as follows;
4 1/2%, 5% or 6%. The foregoing Assumed Investment Rates are used merely to determine the first monthly payment per thousand dollars of value.

The choice of the Assumed Investment Rate affects the pattern of annuity payments. A higher Assumed Investment Rate will produce a higher initial payment, but a more slowly rising series of subsequent payments (or a more rapidly falling series of subsequent payments) than a lower Assumed Investment Rate.

Subsequent payments will be smaller than, equal to or greater than the first payment, depending upon whether the actual net investment rate is smaller than, equal to or greater than the Assumed Investment Rate.

The effective date of this Endorsement is the later of the Policy Issue Date or December 27, 1973.


                                     THE VARIABLE ANNUITY LIFE INSURANCE COMPANY


                                     By: /s/ WILLIAM A. WILSON
                                        ----------------------------------------
                                        William A. Wilson
                                        Vice President and General Counsel




                                   [SPECIMEN]

                  THE VARIABLE ANNUITY LIFE INSURANCE COMPANY
                                 Houston, Texas

                                     RIDER

Attached to and made a part of Group Contract No. GUP-64 as of the effective date of the policy.

SECTION 5.06 -- TERMINATION BENEFITS IS AMENDED BY ADDING THE FOLLOWING SUB-SECTION:

        (1) May surrender his Certificate of participation during the first Contract Year, provided the Account consists solely of General Account values which are not the result of a transfer of Separate Account values. The amount payable upon such surrender will be no less than 100% of all Purchase Payments made under the Contract by or on behalf of the Participant reduced by any withdrawals.

Effective this 22nd day of March 1974,



                                   THE VARIABLE ANNUITY LIFE INSURANCE COMPANY



                                   By: /s/ WILLIAM A. WILSON
                                      ------------------------------------------
                                      William A. Wilson
                                      Vice President and General Counsel


                                   [SPECIMEN]

                  THE VARIABLE ANNUITY LIFE INSURANCE COMPANY
                                 Houston, Texas

                           DEATH BENEFIT ENDORSEMENT


This Endorsement is made a part of the Contract or Certificate.

Section 5.05 (Death Benefit) is amended as follows:

    In the event of the death of a Participant before Retirement Annuity Payments commence, the Beneficiary of the Participant will receive the accumulated value of his Individual Account determined, as of the date VALIC receives proof of death or if greater, 100% of all contributions made on behalf of the Participant. The death benefit may be taken in one lump sum or under any of the settlement options available in VALIC's individual annuities then being used.

    Proof of death may be made by sending VALIC a certified copy of the death certificate, a certified copy of a decree of a court of competent jurisdiction as to death, a written statement by an attending physician, or any other proof satisfactory to VALIC.

The effective date of this Endorsement is the Policy Issue Date.


                                   THE VARIABLE ANNUITY LIFE INSURANCE COMPANY



                                   By: /s/ WILLIAM A. WILSON
                                     ------------------------------------------
                                     William A. Wilson
                                     Vice President and General Counsel


                                   [SPECIMEN]

                  THE VARIABLE ANNUITY LIFE INSURANCE COMPANY
                                 Houston, Texas

                                  ENDORSEMENT

  Made a part of the Contract or Certificate to which it is attached.

  The Annuity Tables of the Contract or Certificate are amended for Contract accumulations on or after July 1, 1987.

  The following tables show the dollar amount required to purchase an annuity with a first monthly payment of $1.00. The Tables are computed by using an interest rate of 3 1/2% per year and a mortality table produced from the 1983 Table a. The amount applied to effect an annuity will be the Annuity Value on the tenth day prior to the date the first payment is due. The amount of each payment will be based on the Annuitant's age at the birthday nearest to the time the first payment is due.

  If it would yield greater benefits for Fixed Annuities, the amounts of the Annuitant's monthly payment will be the monthly payment produced by a then currently issued immediate annuity of the same form.


                 DOLLAR AMOUNT REQUIRED TO PURCHASE AN ANNUITY
                     WITH A FIRST MONTHLY PAYMENT OF $1.00

Options A(1), B(2), and C(3) -- Single Life Annuities



                          Monthly Payments Guaranteed
                  -------------------------------------------
Age          None            60           120             180       Cash Refund

50         $ 233.36       $ 233.71     $ 234.82        $ 236.75      $ 240.70
51           229.87         230.25       231.45          233.54        237.65
52           226.30         226.72       228.01          230.29        234.54
53           222.65         223.10       224.51          226.98        231.36
54           218.93         219.41       220.93          223.62        228.12
55           215.11         215.64       217.28          220.22        224.82
56           211.21         211.78       213.57          216.77        221.45
57           207.23         207.84       209.79          213.28        218.02
58           203.15         203.81       205.94          209.76        214.53
59           198.98         199.70       202.03          206.21        210.96
60           194.73         195.51       198.06          202.64        207.33
61           190.38         191.24       194.04          199.05        203.63
62           185.95         186.90       189.97          195.47        199.85
63           181.45         182.50       185.86          191.89        195.89
64           176.88         178.03       181.73          188.35        192.18
65           172.25         173.52       177.57          184.84        188.25
66           167.56         168.95       173.41          181.39        184.24
67           162.81         164.34       169.24          178.00        180.31
68           158.01         159.70       165.09          174.70        176.25
69           153.16         155.01       160.95          171.49        172.11
70           148.26         150.30       156.85          168.40        168.10
71           143.31         145.57       152.79          165.44        163.94
72           138.33         140.83       148.81          162.62        159.70
73           133.32         136.10       144.91          159.98        155.66
74           128.31         131.39       141.11          157.51        151.45
75           123.30         126.73       137.44          155.22        147.15

                                   [SPECIMEN]

C/C-787E-M

Option D(4) -- Joint and Survivor Life Annuity

                                                     Number of Years Younger Than Older Annuitant

Younger Annuitant       0       1         2         3         4         5         6         7         8         9         10
  Age of Older
   Annuitant
     50            $256.95   $258.82   $260.70   $262.61   $264.53   $266.46   $268.39   $270.33   $272.26   $274.19   $276.10
     51             253.87    255.79    257.73    259.69    261.67    263.66    265.66    267.65    269.65    271.64    273.61
     52             250.69    252.67    254.67    256.69    258.73    260.78    262.84    264.90    266.96    269.00    271.04
     53             247.42    249.45    251.52    253.60    255.70    257.81    259.93    262.06    264.18    266.29    268.39
     54             244.06    246.15    248.27    250.41    252.58    254.75    256.94    259.13    261.31    263.49    265.66
     55             240.59    242.75    244.93    247.14    249.36    251.60    253.85    256.11    258.36    260.61    262.85

     56             237.03    239.25    241.49    248.36    246.05    248.36    250.68    253.00    255.32    257.64    259.94
     57             233.37    235.64    237.95    240.29    242.65    245.02    247.41    249.80    252.19    254.57    256.95
     58             229.60    231.94    234.31    236.72    239.14    241.59    244.04    246.50    248.96    251.42    253.87
     59             225.73    228.13    230.57    233.04    235.54    238.05    240.58    243.11    245.64    248.17    250.70
     60             221.75    224.22    226.72    229.26    231.83    234.41    237.01    239.62    242.23    244.83    247.43

     61             217.66    220.19    222.77    225.38    228.02    230.68    233.35    236.06    238.71    241.39    244.07
     62             213.47    216.07    218.71    221.39    224.10    226.83    229.58    232.34    235.10    237.86    240.61
     63             209.17    211.84    214.55    217.30    220.08    222.89    225.71    228.55    231.39    234.23    237.05
     64             204.78    207.50    210.28    213.10    215.96    218.84    221.74    224.66    227.57    230.49    233.40
     65             200.28    203.07    205.91    208.80    211.73    214.69    217.67    220.66    223.66    226.66    229.65

     66             195.69    198.54    201.45    204.40    207.40    210.43    213.49    216.57    219.65    222.73    225.80
     67             191.01    193.92    196.89    199.91    202.98    206.08    209.22    212.37    215.53    218.70    221.86
     68             186.24    189.21    192.24    195.33    198.46    201.64    204.84    208.07    211.32    214.56    217.81
     69             181.38    184.41    187.50    190.65    193.85    197.10    200.38    203.68    207.00    210.33    213.66
     70             176.44    179.52    182.68    185.99    189.16    192.47    195.82    199.20    202.60    206.01    209.42

     71             171.42    174.55    177.77    181.04    184.37    187.75    191.17    194.02    198.10    201.59    205.08
     72             166.33    169.51    172.78    176.11    179.51    182.95    186.44    189.96    193.51    197.07    200.65
     73             161.17    164.40    167.71    171.10    174.56    178.07    181.63    185.22    188.83    192.47    196.12
     74             155.97    159.22    162.58    166.92    169.53    173.11    176.73    180.39    184.08    187.79    191.51
     75             150.73    154.01    157.39    160.87    164.44    168.07    171.75    175.48    179.24    183.02    186.82


Option E(5) -- Payment for a Designated Period

    Years of Payment                        Years of Payment
    ----------------                        ----------------
          1                  $11.81                9                 $ 93.02
          2                   23.23               10                  101.73
          3                   34.26               11                  110.01
          4                   44.90               12                  118.20
          5                   55.19               13                  125.94
          6                   65.15               14                  133.51
          7                   74.74               15                  140.85
          8                   84.03

     For Contract accumulations between August 1, 1983 and June 30, 1987, annuity payments will be the monthly payments based on the male rates under the Annuity Tables in the Contract or Certificate.

     The effective date of this Endorsement is the Policy Issue Date.


                                     THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

                                                BY: /S/ STEPHEN G. KELLISON
                                                --------------------------------
                                                Stephen G. Kellison
                                                Vice President and Chief Actuary



                                   [SPECIMEN]

                  THE VARIABLE ANNUITY LIFE INSURANCE COMPANY
                                 Houston, Texas

                                  ENDORSEMENT

Attached to and made a part of the Group Unit Purchase Retirement Annuity Contract.

The following provision replaces the similarly numbered and labeled provision of said Contract:

SECTION 3.02 - APPLICATION OF CONTRIBUTIONS. The net contribution shall be equal to the total contribution less: 5% thereof for the first $5,000 of total contributions to the Participant's Individual Account: 4% thereof for the next $5,000 of total contributions to the Participant's individual Account: 3.5% for the next $5,000 of total contributions to the Participant's Individual Account: and 3% thereof for any contributions in excess of $15,000 of total contributions to the Participant's Individual Account. Additionally, premium taxes may be deducted either from premium payments as received or from the value of the account at retirement or surrender. The net contribution shall be applied as of the end of the valuation period in which the payment is received by VALIC, to provide accumulation units on the basis of the then current value of such units, such application being made separately for net contributions allocated to the General Account and the Separate Account.

Net single lump sum contributions received by VALIC that represent amounts accumulated in retirement programs shall be equal to the total single lump sum contribution less 2% thereof. Any additional contributions received after the single lump sum contribution shall be equal to the total contribution less 5% thereof for the first $5,000 of total contributions to the Participant's Individual Account, including the single lump sum contribution; 4% thereof for the next $5,000 of total contributions to the Participant's Individual Account, including the single lump sum contribution; 3.5% for the next $5,000 of total contributions to the Participant's Individual Account, including the single lump sum contributions: and 3% for any contributions in excess of $15,000 of total contributions to the Participant's Individual Account, including the single lump sum contribution.

The number of accumulation units provided in each Account and credited to a Participant's Individual Account by any such application shall be determined by dividing the net contribution for that Account applicable to that Participant by the dollar value of the accumulation unit in that Account. The number of accumulation units so determined will not be affected by any subsequent changes in the dollar value of the accumulation units. The dollar value of an accumulation unit in the General Account will increase uniformly each valuation period; the value of an accumulation unit in the Separate Account may vary from one valuation period to the next.

The effective date of this Endorsement is May 1, 1981 or the Policy Issue Date, whichever is later.


                                 THE VARIABLE ANNUITY LIFE INSURANCE COMPANY



                                 BY: /s/ WILLIAM A. WILSON
                                     -------------------------------------
                                     William A. Wilson
                                     Vice President and General Counsel


                                   [SPECIMEN]

                 THE VARIABLE ANNUITY LIFE INSURANCE COMPANY
                                HOUSTON, TEXAS

                                 ENDORSEMENT

The Endorsement is made a part of the Contract or Certificate to which it is attached.

                                 DEFINITIONS

"Separate Account" -- the segregated asset account referred to as Separate Account A was established by VALIC under the Texas Insurance Code to receive and invest purchase payments under variable annuity contracts. The term "Separate Account A" shall be substituted for the term "Separate Account One" wherever such term appears in the Contract.

"Division" -- a subdivision of Separate Account A. Purchase payments and accumulated values may be applied to a Division. The Division, in turn, invests in a variable investment with a particular investment objective and strategy.

"Fund" -- an investment portfolio which is the underlying investment medium for net purchase payments credited to a Division of Separate Account A.

                  RELATION OF CONTRACT TO SEPARATE ACCOUNT A

All funds attributable to the Contract and becoming a part of Separate Account A shall be invested and reinvested by VALIC in such class or classes of investments and to such extent as VALIC may determine with due regard for all applicable and/or statutory investment objectives and restrictions. If Fund shares are not available, or if, in the judgment of VALIC, such shares are no longer appropriate in view of the purposes of Separate Account A, shares of another open-end investment company, or a portfolio of the same, may be substituted for Fund shares held in a Division of Separate Account A or to be purchased in the future by purchase payments or transfers under the Contract. In the event any substitution occurs, VALIC will notify the Contract Owner within five days and will issue an Endorsement to the Contract reflecting such change.

                        CHARGE TO THE SEPARATE ACCOUNT

The total daily reduction of Separate Account A assets attributable to the Contract for mortality and expense risk charges shall not be increased. The current charge is set at an annual rate of 1.00% of the average daily net asset value of Separate Account A Divisions attributable to the Contract (.00274% on a daily basis).

                            GROSS INVESTMENT RATE

The gross investment rate for a Division shall not be reduced by investment advisory fees above .42% on an annual basis (.001139% on a daily basis), the ratio of the actual fee to total net assets of Separate Account One on April 1, 1987. The gross investment rate will not be reduced by any expense items other than those which could have reduced the investment rate under Separate Account One.

              CALCULATION OF ACCUMULATION AND ANNUITY UNIT VALUES

The method of determination by VALIC of the value of an accumulation unit and of an annuity unit will be conclusive upon the Contract Owner and any Participant or Beneficiary.

The effective date of this Endorsement is the Policy Issue Date.

                                    THE VARIABLE ANNUITY LIFE INSURANCE COMPANY



                                    By: /s/ WILLIAM A. WILSON
                                        ---------------------------------------
                                        William A. Wilson
                                        Vice President and General Counsel



                                   [SPECIMEN]

                  THE VARIABLE ANNUITY LIFE INSURANCE COMPANY
                                 HOUSTON, TEXAS

                       TAX REFORM ACT OF 1986 ENDORSEMENT

This Endorsement is part of Contracts or Certificates issued for retirement plans and annuity contracts. These plans and contracts are subject to special Internal Revenue Code ("Code") requirements.

Section references are to the Code in effect on January 1, 1989. The term "Participant" includes the Contractholder, Certificateholder, or Annuitant. The Term "Contributions" includes Purchase Payments. The following provisions are part of the "plan", if so required. Notwithstanding other Contract or Certificate provisions, the following applies are required by the Code.

1.   MINIMUM PAYMENTS AFTER AGE 70 1/2.

The following rules apply to Contracts and Certificates issued under these programs: a section 401(a), 401(k), or 403(a) pension plan, 403(b) tax deferred annuity, a 457 deferred compensation plan, or a 408(b) individual retirement annuity.

     Payments from this Contract will comply with section 401(a)(9). Annuity payments or yearly minimum payments are generally required after the Participant is age 70 1/2 or death. The rules of section 401(a)(9) are made a part of this Contract.

     The yearly payment amount is set each year. These payments are based on life expectancy. The life expectancies of the Participant and Beneficiary will be computed each year. The Participant may instead elect to use the life expectancies at the first payment only. (The election may be made for self, for a spouse, Beneficiary, or both.)

     If the Participant dies before these payments have begun, a death benefit is payable. The Beneficiary may receive the whole benefit by 5 years after the Participant's death. Otherwise, payments may be made over the life or life expectancy of the Beneficiary if they start within 1 year of death. A spouse Beneficiary may delay payments until the Participant would have been 70 1/2. For 408(b), a spouse may wait until the spouse reaches 70 1/2.

     If the Participant dies after these payments start, a death benefit is payable. The benefit must be paid at least as fast as the method used by the Participant.

     For 403(b), the rules above apply only to amounts added to the account after December 31, 1986. Pre-January 1987 amounts must begin to be paid when the Participant is age 75. For these older 403(b) amounts, payments must meet the following rule. The present value of payments to the Participant, over life, must exceed 50% of the present value of all payments. This 50% rule will not apply to joint annuities if the spouse is the named survivor.

2.   CONTRIBUTION LIMITS.

For 403(b), the following Contribution rules will apply.

     Elective contributions under section 402(g) (usually made by salary reduction) are allowed only under the following condition. A Participant's elective Contributions under all the employer's plans cannot exceed the section 402(g)(1), limit for that calendar year.

     Elective Contributions can be made hereunder only under the following condition. All employees of the employer must be able to make such elective Contributions. The employer may require a yearly minimum of at least $200.

3.   WITHDRAWAL RESTRICTIONS BEFORE AGE 59 1/2.

     For 403(b), the following distribution rules will apply.

     The portion of an account made up of elective Contributions and the income thereon, cannot be paid out unless the following has occurred. The Participant is (i) 59 1/2, (ii) separated from service with the employer,
     (iii) deceased (iv) disabled, or (v) incurring a hardship.


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
The term "disabled" shall mean an individual who is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration. An individual shall not be considered to be disabled unless he furnishes proof the existence thereof in such form and manner as the Secretary may require.

These payment rules do not apply to amounts credited to the Participant's account on December 31, 1988. Such amounts can be paid in 1989 and later years. All payments are subject to the employer's plan terms under which this Contract or Certificate was purchased.

If hardship occurs, only Contributions may be paid out; income on those Contributions cannot be paid. Hardship payments will be made only if the need meets the following standard. There must be an immediate and heavy financial need of the Participant and the payment must be required to meet that need. The decision will be based on legal requirements and on the Participant's statements at the time of the request.


                                     THE VARIABLE ANNUITY LIFE INSURANCE COMPANY




                                     By: /s/ WILLIAM A. WILSON
                                         -----------------------------------
                                          William A. Wilson
                                          Vice President and General Counsel


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